Exhibit 99.12
March 13, 2007
VIA FACSIMILE AND
OVERNIGHT COURIER
Earth Biofuels, Inc.
3001 Knox Street, Suite 403
Dallas, Texas 75205
Attention: Dennis McLaughlin
Facsimile No. (214) 389-9806
Event of Default Redemption Notice
Ladies and Gentlemen:
               Reference is made to the Senior Convertible Note issued by Earth Biofuels, Inc., a Delaware corporation (the “Company”), to Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio, a Cayman Islands segregated portfolio company (the “Investor”), in the original principal amount of $5 million (the “Note”), pursuant to the Securities Purchase Agreement, dated as of July 24, 2006 (the “Securities Purchase Agreement”), by and among the Company and the investors listed on the Schedule of Buyers attached thereto. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Note or the Securities Purchase Agreement.
               This notice constitutes an Event of Default Redemption Notice in accordance with the terms of Section 4(b) of the Note. Among other things, and without limiting any right the undersigned may have to declare other defaults or Events of Default by the Company, the Company has breached representations, warranties, covenants, and other terms and conditions in Transaction Documents. Each breach is incapable of being cured (and, in any event, the Company has failed to cure each breach within ten consecutive Business Days), and each breach has had a cost or adverse impact on the Holders in excess of $250,000, and, therefore, Events of Default have occurred as set forth in Section 4(a)(x) of the Note.
               On August 4, 2006, Greenwich Power II, L.L.C. (“GP II”), Greenwich Power, L.L.C. (“GP”), and Lance A. Bakrow filed a Schedule 13D (the “Greenwich 13D”) that disclosed, among other things:
1.	GP II, GP, and Mr. Bakrow “may be deemed to own beneficially” 22,000,000 shares of Common Stock of the Company, “representing approximately 9.3% of the Adjusted Outstanding Shares [as defined by the Greenwich 13D], . . . based on [the] shares of Common Stock outstanding as set forth in the [Company’s] Form 8-K filed on July 24, 2006.”

March 13, 2007

2.	On July 20, 2006, Apollo Resources International, Inc., a Utah corporation (“Apollo”), GP II and GP entered into a securities purchase agreement (the “Greenwich Transaction”), whereby GP II acquired (a) $8,000,000 in principal amount of 8% Exchangeable Notes due May 31, 2011 (the “Apollo Notes”) issued by Apollo (the principal and accrued interest of such Apollo Notes being exchangeable at any time prior to maturity at the option of the holder for shares of Common Stock of the Company presently owned of record by Apollo at an exchange price of $1.00 per share, subject to certain adjustments); and (b) a presently exercisable and in-the-money option expiring May 31, 2011 to purchase from Apollo up to 8,000,000 shares of Common Stock of the Company presently owned of record by Apollo at an exercise price equal to the lesser of (i) $1.50 per share or (ii) 80% of the average of the last reported sale prices of the Common Stock on each trading day during the 30 consecutive calendar days immediately preceding the effective date of exercise (the “Apollo Option”).

3.	Each of GP II and GP is a party to registration rights agreements with Apollo, dated July 20, 2006, pursuant to which Apollo has agreed to cause the Company to file with the SEC one or more registration statements relating to the shares of Common Stock transferable upon exercise and/or exchange of the Apollo Notes and Apollo Option (the “Greenwich Registration Rights”). In addition, the Company has agreed to comply with such registration rights agreements.

4.	Mr. Bakrow owns a presently exercisable and in-the-money warrant expiring May 31, 2011 to purchase from the Company 4,000,000 shares of Common Stock of the Company at an exercise price of $0.25 per share (the “Bakrow Warrant”) and Mr. Bakrow is entitled to registration rights related thereto (the “Bakrow Registration Rights”).
               The Greenwich 13D reveals that multiple breaches of Transaction Documents constituting multiple Events of Default have occurred, including, without limitation, the following:
1.	In Section 3(r) of the Securities Purchase Agreement, the Company represented and warranted that, except as disclosed in Schedule 3(r) to the Securities Purchase Agreement, (i) there are no options, warrants, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities. The Company has breached Section 3(r) because Schedule 3(r) did not disclose the occurrence of the Greenwich Transaction, including, without limitation, (i) the issuance by Apollo of the Apollo Note and the Apollo Option, (ii) the existence of the Bakrow Warrant, and (iii) the existence of the Greenwich Registration Rights and the Bakrow Registration Rights.

March 13, 2007

2.	In Section 3(r) of the Securities Purchase Agreement, the Company also represented and warranted that Schedule 3(r) to the Securities Purchase Agreement set forth the shares of Common Stock owned beneficially or of record and Common Stock Equivalents held by each director and executive officer of the Company. In Schedule 3(r), the Company purported to set forth Common Stock beneficially owned by Apollo, whose chief executive officer is also the chief executive officer of the Company. In particular, the Company stated in Schedule 3(r) that Apollo beneficially owned 61.7% of the Common Stock of the Company. That was a material misstatement because, as revealed in the Greenwich 13D, GP II and GP are beneficial owners of the shares of Common Stock of the Company that Apollo would transfer to them upon exercise or exchange, as applicable, of the Apollo Option and Apollo Note, respectively. Schedule 3(r) incorrectly stated that those shares are beneficially owned by Apollo without qualification. By making this misstatement in Schedule 3(r) of the Securities Purchase Agreement, the Company breached Section 3(r) of the Securities Purchase Agreement in this respect as well.

3.	Under Section 3(kk) of the Securities Purchase Agreement, the Company represented and warranted that all disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated by the Securities Purchase Agreement and the other Transaction Documents, including the Schedules to the Securities Purchase Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has breached Section 3(kk) of the Securities Purchase Agreement by (a) omitting the occurrence of the Greenwich Transaction on Schedule 3(r), (b) materially misstating on Schedule 3(r) that Apollo beneficially owned 61.7% of the Common Stock of the Company without qualification, notwithstanding the existence of the Apollo Notes and Apollo Options, and (c) omitting to disclose the Greenwich Transaction, including without limitation the Apollo Note and the Apollo Option, the Bakrow Warrant, the Greenwich Registration Rights, and the Bakrow Registration Rights.

4.	The breaches of Section 3(kk) of the Securities Purchase Agreement described in the preceding paragraph also are breaches of Section 3(k) of the Securities Purchase Agreement. In Section 3(k), the Company represented and warranted that no information it had provided to the Buyers that it had not filed with the SEC contained any untrue statement of a material fact, or omitted to state any material fact the statement of which was necessary avoid being misleading.

March 13, 2007

5.	Under Section 2(b) of the Registration Rights Agreement, the Company was required to disclose on Schedule 2(b) to the Registration Rights Agreement all agreements by the Company to provide registration rights to any person with respect to Common Stock of the Company. The Company has breached Section 2(b) of the Registration Rights Agreement by failing to disclose on Schedule 2(b) to the Registration Rights Agreement the existence of the Greenwich Registration Rights and the Bakrow Registration Rights.

6.	The Company has breached Section 5(b) of the Note by failing to disclose the occurrence of an Event of Default to the Investor, as the holder of the Note, within one Business Day after the occurrence thereof, as required by Section 5(b).
               In addition to the foregoing, multiple additional Events of Default, and defaults under the Transaction Documents, have occurred and are continuing, including, without limitation, the following:
1.	On or about August 18, 2006, the Company received an Event of Default Redemption Notice from Castlerigg Master Investments Ltd., a holder of Other Notes (the “August Event of Default Redemption Notice”), identifying various Events of Default and demanding that the Company redeem such holder’s interest in the Other Notes at the Event of Default Redemption Price on or before August 25, 2006. Pursuant to Sections 4(b) and 13(b) of the Note, the Company was required to notify the Investor of the occurrence of the various Events of Default and its receipt of the August Event of Default Redemption Notice so that the Investor would itself have the opportunity to deliver an Event of Default Redemption Notice to the Company. The Company, however, failed to provide the required notices. Such failure constitutes an Event of Default pursuant to Section 4(a)(x) of the Note.

2.	Between August 18, 2006 and the date hereof, the Company received Event of Default Redemption Notices from various other holders of Other Notes. Pursuant to Section 13(b) of the Note, the Company was required to notify the Investor of its receipt of such other Event of Default Redemption Notices so that the Investor would itself have the opportunity to deliver an Event of Default Redemption Notice to the Company. The Company, however, failed to provide the required notices. Such failure constitutes an Event of Default pursuant to Section 4(a)(x) of the Note.

3.	The Company has failed to file and obtain effectiveness of a Registration Statement covering the resale by the Investor of the shares of the Company’s common stock which are issuable upon conversion of the Note. Such failure is a breach of the provisions of the Registration Rights Agreement and constitutes an Event of Default pursuant to Section 4(a)(i) of the Note.

March 13, 2007

4.	The Company has failed to pay Registration Delay Payments resulting from the Company’s failure to file and obtain effectiveness of the Registration Statement referred to in the immediately preceding paragraph as required by the Registration Rights Agreement. Such failure to pay Registration Delay Payments constitutes an Event of Default pursuant to Section 4(a)(v) of the Note.

5.	The Company has failed to make Interest payments due to the Investor as required by the Note. Such failure to pay Interest constitutes an Event of Default pursuant to Section 4(a)(v) of the Note.

6.	On December 21, 2006, the Company entered into an interim resolution agreement with Kings Road Investments Ltd. (“Kings Road”), a holder of Other Notes, whereby the Company agreed to pay Kings Road the amount due and owing to it by March 31, 2007 and agreed to confess judgment in favor of Kings Road subject to certain conditions. The Company failed to extend a concurrent equivalent offer to the Investor and all other Buyers in violation of Section 9(e) of the Securities Purchase Agreement. Such failure constitutes an Event of Default pursuant to Section 4(a)(x) of the Note.
               As a result of the occurrence of the above mentioned Events of Default and defaults under the Transaction Documents, the undersigned hereby notifies the Company of its election to exercise its redemption right pursuant to Section 4(b) of the Note and hereby submits this Event of Default Redemption Notice. The undersigned hereby elects to redeem the entire Note in full at the aggregate Event of Default Redemption Price of $7,997,313, which has been calculated as set forth in the attached Exhibit A. The attached calculation includes all Registration Delay Payments due and owing under the Registration Rights Agreement as well as Late Charges accrued since August 25, 2006, the date on which the undersigned would have been entitled to redemption of the Note had the Company notified the undersigned of the occurrence of the various Events of Default described in, and its receipt of, the August Event of Default Redemption Notice as required pursuant to Sections 4(b) and 13(b) of the Note. The Company shall pay to the undersigned Holder the Event of Default Redemption Price within five Business Days from the receipt of this Event of Default Redemption Notice pursuant to Section 13(a) of the Note.
               This letter is without prejudice to the undersigned, and the undersigned fully and specifically reserves any and all rights, powers, privileges and remedies under the Transaction Documents or otherwise, including without limitation the right to seek rescissionary relief and/or damages from a court of competent jurisdiction. Nothing

March 13, 2007

herein shall be construed to suggest that there are not currently existing other Events of Default, and the undersigned reserves all of its rights with respect to any such Events of Default.
               This letter shall not entitle the Company or any other party to further notice or demand.

Sincerely yours, Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio

By:	RG Capital Management, L.P.
By:	RGC Management Company, LLC

By:
	Name:	Gerald F. Stahlecker
	Title:	Managing Director

cc:	Roger A. Crabb, Esq., Scheef & Stone, LLP Philip D. Anker, Esq., Wilmer Cutler Pickering Hale and Dorr, LLP

Earth Biofuels, Inc. — Calculation of Redemption Amount owed to:	RADCLIFFE

Assumptions
Conversion Amount (Note Amount)	$5,000,000
Transaction Date	7/24/2006
Redemption Date	3/13/2007
Filing Deadline	8/23/2006
Effectiveness Deadline	9/22/2006
Redemption Premium	20.0%	Definition Section in Note
Event of Default Interest	15.0%	Defined under Interest in Section 2 of the Note
Annual Late Charge Rate	18.0%	Section 25(b) of the Note
Registration Delay Percentage	1.5%	Section 2(f) of the RRA
Registration Delay Interest	1.5%	Section 2(f) of the RRA

INTEREST
Interest Starting Date	7/24/2006
Accrued Period	3/13/2007
Days Accrued	233
% of Year	64.7%
Event of Default Interest	15.0%
Conversion Amount (Note Amount)	$5,000,000

Event of Default Interest since EOD	$485,417

Redemption Premium	20.0%
Event of Default Redemption Price	$6,582,500

LATE CHARGES ON REDEMPTION AMOUNT — on principal amount only
From	8/25/2006
To	3/13/2007
Days Accrued	201
% of Year	55.8%
Annual Late Charge Rate	18.0%
Principal with Redemption Premium	$6,000,000

Total Late Charge on Redemption Amount	$603,000	Excluding redemption premium
Less Charges Already Paid	0

Subtotal	$603,000
Redemption Premium	20.0%
Late Charges with Redemption Premium	$723,600	Including redemption premium

LIQUIDATED DAMAGES — Filing Delay and Effectiveness Failure

Filing Deadline	8/23/2006	Definition in RRA (30 days after Closing Date)

(i) Filing Delay Penalty	$75,000	08/23/06
penalty for the period of 8/23/06 - 8/31/06	20,000	08/31/06
penalty for period 9/1/06 - 9/22/06	55,000	09/22/06

Total Filing Delay Penalties	$150,000

(ii) Effectiveness Failure Penalty	$75,000	09/22/06
penalty for period 9/22/06 - 9/30/06	20,000	09/30/06
penalty for October 06	77,500	10/31/06
penalty November 06	75,000	11/30/06
penalty for December 06	77,500	12/31/06
penalty for January 07	77,500	01/31/07
penalty for February 07	70,000	02/28/07
penalty for period 3/01/07 - 3/13/07	32,500	03/13/07

Total Effectiveness Failure Penalties	$505,000
Total (filing and effectiveness failure penalties)	$655,000

(iii) Late Charges
initial Filing Delay Penalty	$7,575	08/23/06
filing delay for for period 8/23/06 - 8/31/06	1,940	08/31/06
filing delay for period 9/1/06 to 9/22/06	4,758	09/21/06
initial Effect. Failure Penalty	6,450	09/22/06
effectiveness failure for period 9/22/06 - 9/30/06	1,640	09/30/06
effectiveness failure for October 06	5,154	10/31/06
effectiveness failure for November 06	3,863	11/30/06
effectiveness failure for December 06	2,790	12/31/06
effectiveness failure for January 07	1,589	01/31/07
effectiveness failure for February 07	455	02/28/07

Total Late Charges on Filing and Effect. Failure	$36,213

TOTAL Liquidated Damages	$691,213

CASH PAYMENTS DUE ON REDEMPTION	$7,997,313